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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Administrator

Consumer Portfolio Services, Inc. 401(K) Plan



We consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 333-58199) of Consumer Portfolio Services, Inc. of our report dated July 6, 2007, with respect to the statements of net assess available for benefits of Consumer Portfolio Services, Inc. 401(k) Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.









                                                         /s/ HASKELL & WHITE LLP

Irvine, CA

July 6, 2007